As filed with the Securities and Exchange Commission on June 16, 2004.

Registration No. 333-115823

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

GIVEN IMAGING LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel (State or Other Jurisdiction of Incorporation or Organization)	3845 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Given Imaging Ltd.
13 Ha'Yetzira Street
Yoqneam 20692
Israel
(011) 972-4-909-7777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Given Imaging, Inc.
Oakbrook Technology Center
5555 Oakbrook Parkway, No. 355
Norcross, GA 30093
(770) 662-0870
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Edward R. Neaher, Jr., Esq. White & Case LLP 601 Thirteenth Street, NW Suite 600 South Washington, DC 20005-3807 Tel: (202) 626-3600 Fax: (202) 639-9355	Michael Zellermayer, Adv. Zellermayer, Pelossof & Co., Advocates Rubenstein House 20 Lincoln Street Tel Aviv 67134, Israel Tel: (011) 972-3-625-5555 Fax: (011) 972-3-625-5500	Matthew D. Bloch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Tel: (212) 310-8000 Fax: (212) 310-8007	Amir Halevy, Adv. Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. One Azrieli Center, 40th floor Tel Aviv 67021, Israel Tel: (011) 972-3-607-4444 Fax: (011) 972-3-607-4422

      Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

      Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. However, a company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our articles of association include such a provision.

      An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking by an Israeli company to indemnify an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

•	reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party, or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

      An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care to the company or to a third party; and

•	a financial liability imposed on the office holder in favor of a third party.

      An Israeli company may not indemnify, insure or exculpate an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine levied against the office holder.

      Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.

      Our articles of association allow us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy, which covers the period from April 1998 to October 2, 2004. The policy has two layers, the first one was issued for a three-year period following our initial public offering on October 4, 2001 until October 2, 2004. The policy also provides additional coverage for a 12-month period which began following our initial public offering and has been renewed every year for an additional 12 month period, which is ending on October 2, 2004. To date, no claims for directors and officers' liability insurance have been filed under this policy.

      We have entered into agreements with each of our office holders undertaking to exculpate, indemnify and insure them to the fullest extent permitted by law. This indemnification is limited to events and amounts determined as foreseeable by the board of directors, and the insurance is subject to our discretion depending on its availability, effectiveness and cost. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 9. Exhibits

      The following is a list of exhibits filed as a part of this registration statement:

Exhibit		Description
1.1	—	Form of Underwriting Agreement.
3.1	—	Articles of Association, incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.
4.1	—	Specimen share certificate incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.
4.2	—	Investor Rights Agreement, dated as of September 15, 2000, by and among the Registrant and the parties thereto, incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.
4.3	—	Amendment No. 1 to Investor Rights Agreement, dated as of July 16, 2001, by and among the Registrant and the parties thereto, incorporated by reference to Exhibit 10.17 of the Registration Statement on Form F-1 (File No. 333-68142) filed with the Commission on August 22, 2001.
5.1	—	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).
8.1	—	Opinion of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant, as to Israeli tax matters relating to the ordinary shares (including consent).
8.2	—	Opinion of White & Case LLP, U.S. counsel to the Registrant, as to United States tax matters relating to the ordinary shares (including consent).
23.1	—	Consent of KPMG Somekh Chaikin, independent accountants.**
23.2	—	Consent of Zellermayer, Pelossof & Co., Advocates, Israeli counsel to the Registrant (included in Exhibits 5.1 and 8.1).
23.3	—	Consent of White & Case LLP, U.S. counsel to the Registrant (included in Exhibit 8.2).
24.1	—	Power of Attorney.**
24.2	—	Power of Attorney for Eyal Lifschitz.**

** Previously filed.

Item 10. Undertakings

      The undersigned Registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by one of the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yoqneam, State of Israel on this 16th day of June, 2004.

GIVEN IMAGING LTD.

By:	/s/ YORAM ASHERY Name: Yoram Ashery Title: Corporate Vice President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* Gavriel D. Meron	President, Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2004

* Zvi Ben David	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2004

* Doron Birger	Director	June 16, 2004

* James M. Cornelius	Director	June 16, 2004

* Michael Grobstein	Director	June 16, 2004

* Jonathan Silverstein	Director	June 16, 2004

* Reuven Baron	Director	June 16, 2004

* Dr. Dalia Megiddo	Director	June 16, 2004

* Chen Barir	Director	June 16, 2004

* Eyal Lifschitz	Director	June 16, 2004

GIVEN IMAGING, INC.	United States Representative	June 16, 2004

By: * Name: Nancy L. S. Sousa Title: President, Given Imaging, Inc.

*By: /s/ YORAM ASHERY Name: Yoram Ashery Title: Attorney-in-Fact